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                                                                  EXHIBIT 23(j)

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-83074 of MLIG Variable Insurance Trust of our reports dated February 14, 2003 appearing in the annual reports to shareholders of MLIG Variable Insurance Trust for the period ended December 31, 2002, and to the references to us under the captions "Financial Highlights" in the Prospectus and "Independent Accountants" in the Statement of Additional Information, which are part of such Registration Statement.


/s/ Deloitte & Touche LLP

Boston, Massachusetts
April 25, 2003